EXHIBIT 99.1


On March 20, 2001, the Registrant issued the following press release:


                 "PYR ENERGY ANNOUNCES PRELIMINARY TEST RESULTS
                          FOR EAST LOST HILLS # 2 WELL

     PYR Energy (AMEX: PYR) today announced preliminary test results for the East Lost Hills #2 well in the San Joaquin basin. Thus far, the well has performed with limited wellbore influx of hydrocarbons (approximate flow rate of 3 MMcf/day) high fluid content and poorer than expected pressure response.

     Preliminary test data suggest that the fracture zone previously intercepted during drilling, which was the primary target of the completion attempt, is not currently contributing to the well flow. This zone is of particular interest because of abundant lost circulation and significant flaring encountered during drilling. It is unclear whether this condition results from a lack of perforation penetration depth or reservoir damage due to plugging of the fracture system with drilling and completion materials, or both. The well was initially perforated for production testing on March 10th. Reperforation of the completion zone on March 12th and 13th failed to improve the wellbore influx and pressure response of the well. Anomalously low produced fluid temperatures during early testing also may suggest significant behind pipe channeling of fluid into the wellbore. Additional methods to stimulate the well to improve flow rates are currently being evaluated.

     Scott Singdahlsen, President and CEO of PYR stated: "While we are disappointed that the preliminary test results are not definitive, we believe that mechanical issues are prohibiting us from accurately testing the real potential productivity of the upper Temblor zones in the current wellbore. The zone currently being tested at the #2 well is separate and distinct from that of the lower productive zone at the ELH #1 well. These zones are stratigraphically separated by approximately 2,000 vertical feet." Final well test results will be released upon completion of data gathering and analysis.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."